Exhibit 99(2)

ABERDEEN ISRAEL FUND, INC.

SECRETARY’S CERTIFICATE

The undersigned, Megan Kennedy, Secretary of Aberdeen Israel Fund, Inc. (the “Fund”), hereby certifies that set forth below is a copy of the resolutions duly adopted by the Board of Directors of the Fund on June 12, 2013, and that said resolutions continue in full force and effect:

WHEREAS, the Board of Directors, including all of the Directors who are not “interested persons” of the Fund (as that term is defined by Rule 2(a)(19) under the Investment Company Act of 1940 (“1940 Act”)) (“Independent Directors”), has determined that the Fund should obtain fidelity bond coverage in an amount sufficient to cover the minimum legal requirements pertinent to the Fund as required by the 1940 Act; and

WHEREAS, the Board of Directors has authorized the officers of the Fund to procure a joint fidelity bond with other Aberdeen-advised funds (collectively with the Fund, the “Funds”) on substantially the same terms as its existing joint fidelity bond with the Funds;

NOW, THEREFORE, BE IT RESOLVED, that it is the finding of each Board of Directors of the Funds, as the case may be, that the fidelity bond written by Axis Specialty Europe Plc (the “Bond”) covering, among others, officers and employees of the Funds, in accordance with the requirements of Rule 17g-1 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under Section 17(g) of the 1940 Act, in the amount of $2.8 million, plus such additional amounts as required for any new investment companies (or portfolios thereof) added to the Bond or as otherwise required by the 1940 Act, is reasonable in form and amount after having given due consideration to, among other things, the value of the aggregate assets of the Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Funds’ assets, the nature of the securities in the Funds’ portfolios, the number of other parties named as insured parties under the Bond and the nature of the business activities of the other parties; and further

RESOLVED, that the estimated premium to be paid by each applicable Fund under the Bond be, and hereby is, ratified and approved by vote of a majority of the Board of Directors of each applicable Fund (all Directors voting) and separately by a majority of the Independent Directors, after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of business activities of those other parties, the amount of the Bond and the extent to which the share of the premium allocated to a Fund under the Bond is less than the premium that the Fund would have had to pay had it maintained a single insured bond; and further

RESOLVED, that the Bond be, and hereby is, ratified and approved by vote of a majority of the Board of Directors of each Fund (all Directors voting) and separately by the Independent Directors; and further

RESOLVED, that the officers of each Fund be, and each hereby is, authorized and directed to enter into an agreement, as required by paragraph (f) of Rule 17g-1 under the 1940 Act, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by the Funds and also by one or more of the other named insureds, the Funds shall receive an equitable and proportionate share of the recovery, but in no event less than the amount that they would have received had they provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1; and further

RESOLVED, that the appropriate officers of each Fund be, and they hereby are, authorized and directed to prepare, execute, and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder; and further

RESOLVED, that the Secretary of each Fund shall file the Bond with the SEC and give the notices required under paragraph (g) of Rule 17g-1.

IN WITNESS WHEREOF, I have hereunto signed my name this 17th day of December, 2013.

/s/ Megan Kennedy
Megan Kennedy
Secretary and Vice President